EXHIBIT 99.1
News Release

Contacts:
First Solar, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer	Investor Relations
(602) 414- 9315	(212) 766 -1800
investor@firstsolar.com	investor@firstsolar.com
FOR IMMEDIATE RELEASE
First Solar Management enters into Pre-Arranged Stock Trading plans
PHOENIX, AZ — March 2, 2007 — First Solar, Inc. (Nasdaq: FSLR) today announced the adoption of pre-arranged stock trading plans for members of its executive team, including Mike Ahearn, President and CEO, Chip Hambro, Chief Operating Officer, Jens Meyerhoff, Chief Financial Officer and Ken Schulz Vice President of Sales and Marketing.
Transactions under this plan will cover approximately 20% of the individual’s holdings and are expected to occur at predetermined times from May 15, 2007 to November 30, 2007 and will be publicly disclosed as they occur on Form 144 and Form 4 filings with the Securities and Exchange Commission.
The trading plans were established under Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.
About First Solar:
First Solar, Inc. (NASDAQ: FSLR) manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions, and peak time grid constraints.